Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2015 Results

NEW YORK, April 16, 2015 - Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $36.5 million, down 9% year-over-year

•	Operating profit of $3.8 million

•	Earnings per share of $0.13, compared to $0.31 in the prior-year period

•	Cash flow provided by operations was $2.4 million

Travelzoo Inc., a global Internet media company, today announced financial results for the first quarter ended March 31, 2015, with revenue of $36.5 million, a decrease of 9% year-over-year. Net income was $1.9 million, with diluted earnings per share of $0.13, down from $0.31 in the prior-year period.

"In spite of the strong dollar we achieved a sequential 16% increase in revenue over the previous quarter," said Chris Loughlin, chief executive officer. "Travelzoo added more new members than in any other quarter over the past three years."

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North America
North America business segment revenue decreased 6% year-over-year to $24.7 million. Operating income for the first quarter was $2.1 million, or 8% of revenue, down from $4.6 million, or 17% of revenue, in the prior-year period.

Europe
Europe business segment revenue decreased 15% year-over-year to $11.8 million. In local currency terms, revenue decreased 7% year-over-year. Operating profit for the first quarter was $1.7 million, or 15% of revenue, down from $2.4 million, or 17% of revenue in the prior-year period.

Members
Travelzoo had a total unduplicated number of members in North America and Europe of 24.5 million as of March 31, 2015, up 1% from December 31, 2014. In North America, total unduplicated number of members was 17.2 million as of March 31, 2015, up 1% from December 31, 2014. In Europe, total unduplicated number of members was 7.5 million as of March 31, 2015, up 2% from December 31, 2014.

Income Taxes
Income tax expense was $1.8 million, compared to $2.5 million income tax expense in the prior-year period. The effective income tax rate was 49%, up from 35% in the prior-year period, driven by certain state tax reserves recorded in the current period.

Asset Management
During the first quarter of 2015, Travelzoo generated $2.4 million of cash from operating activities. Accounts receivable increased by $619,000 over the prior-year period to $16.0 million. Accounts payable decreased by $6.5 million over the prior-year period to $22.5 million. Capital expenditures were $184,000, down from $1.0 million in the prior-year period. As of March 31, 2015, cash and cash equivalents were $54.0 million.

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Conference Call
Travelzoo will host a conference call to discuss first quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million members in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2015	2014
Revenues	$36,492	$40,195
Cost of revenues	4,234	4,777
Gross profit	32,258	35,418
Operating expenses:
Sales and marketing	17,996	17,843
General and administrative	10,460	10,578
Total operating expenses	28,456	28,421
Income from operations	3,802	6,997
Other income (loss)	(87)	122
Income before income taxes	3,715	7,119
Income taxes	1,806	2,481
Net income	$1,909	$4,638
Net income per share:
Basic	$0.13	$0.31
Diluted	$0.13	$0.31
Weighted average shares:
Basic	14,730	14,880
Diluted	14,730	14,970

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$53,975	$54,812
Accounts receivable, net	15,974	14,608
Income taxes receivable	2,885	3,756
Deposits	598	74
Prepaid expenses and other	2,530	2,802
Deferred tax assets	1,482	1,311
Total current assets	77,444	77,363
Deposits	559	1,087
Deferred tax assets	1,482	1,460
Restricted cash	1,325	1,393
Property and equipment, net	8,693	9,022
Intangible assets, net	104	163
Total assets	$89,607	$90,488
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,526	$23,008
Accrued expenses and other	10,518	10,135
Deferred revenue	1,470	1,192
Income tax payable	689	574
Reserve for unexchanged promotional shares	—	1,393
Total current liabilities	35,203	36,302
Long-term tax liabilities	11,608	10,936
Long-term deferred rent and other	3,194	3,436
Total liabilities	50,005	50,674
Common stock	163	163
Treasury stock	(21,517)	(21,517)
Additional paid-in capital	11,191	11,043
Accumulated other comprehensive loss	(5,266)	(2,997)
Retained earnings	55,031	53,122
Total stockholders’ equity	39,602	39,814
Total liabilities and stockholders’ equity	$89,607	$90,488

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$1,909	$4,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	771	701
Deferred income taxes	(222)	76
Stock-based compensation	148	395
Provision for losses on accounts receivable	25	(52)
Net foreign currency effects	111	(9)
Changes in operating assets and liabilities:
Accounts receivable	(1,764)	(1,288)
Deposits	(37)	133
Income tax receivable	851	1,266
Prepaid expenses and other	281	447
Accounts payable	201	(2,984)
Accrued expenses and other	729	(1,179)
Income tax payable	144	722
Reserve for unexchanged promotional shares	(1,393)	(1,226)
Other non-current liabilities	672	111
Net cash provided by operating activities	2,426	1,751
Cash flows from investing activities:
Release of restricted cash	—	200
Purchases of property and equipment	(184)	(1,019)
Net cash used in investing activities	(184)	(819)
Cash flows from financing activities:
Repurchase of common stock	—	(5,569)
Reverse/forward stock split, including transaction costs	—	(479)
Net cash used in financing activities	—	(6,048)
Effect of exchange rate on cash and cash equivalents	(3,079)	(72)
Net decrease in cash and cash equivalents	(837)	(5,188)
Cash and cash equivalents at beginning of period	54,812	66,223
Cash and cash equivalents at end of period	$53,975	$61,035
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$361	$335

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended March 31, 2015	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$24,713	$11,779	$—	$36,492
Intersegment revenue	257	38	(295)	—
Total net revenues	24,970	11,817	(295)	36,492
Operating income	$2,080	$1,722	$—	$3,802
Three months ended March 31, 2014	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$26,353	$13,842	$—	$40,195
Intersegment revenue	221	12	(233)	—
Total net revenues	26,574	13,854	(233)	40,195
Operating income	$4,604	$2,393	$—	$6,997

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